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                                                                    EXHIBIT 10.8

                               SERVICE AGREEMENT

THIS AGREEMENT is dated for reference the 17th day of May, 2005

BETWEEN:

         GRYPHON GOLD CORPORATION, having an office at 300 - 905 West Pender St., Vancouver, British Columbia, V6C 1L6

         (the "Company")

AND:

         THE KOTTMEIER RESOLUTION GROUP LTD. having an office at
         Suite 410 - 744 West Hastings St., Vancouver, British Columbia, V6C 1A5

         (the "Service Provider")



WHEREAS the Company and the Service Provider wish to enter into this Agreement regarding the provision of the Service Provider's services to the Company,

THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:


1.       SERVICES

1.1 The Company hereby retains the Service Provider upon the terms and conditions of this Agreement, and the Service Provider hereby accepts such retainer on such terms and conditions.

1.2 The Service Provider shall provide the Company with expertise and assistance in the areas generally described in Schedule "A" to this Agreement. If requested by the Company, the Service Provider shall be a member of the Company's Strategic Advisory Board at the pleasure of the Company.

1.3 The Service Provider shall take direction from and report to the Company's chairman or to such other person as the Company's chairman may direct. The Service Provider shall devote sufficient time and attention to the Company's business as may be required to properly perform his duties hereunder.

1.4 The Service Provider covenants that he shall not do, or fail to do, anything which could be reasonably expected to damage the reputation of the Company, its affiliates or any of its directors, officers, employees, contractors or consultants.

1.5 The Service Provider will ensure that the substantive content of any and all public communications by the Service Provider in respect of the Company will not be released to the public until it has been reviewed and consented to by a senior officer of the Company.


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2.       TERM

2.1      The term of this Agreement shall be as stated in Schedule "A".

3.       REMUNERATION AND EXPENSES

3.1      The Service Provider's remuneration will be as specified in Schedule
         "A".

3.2 Subject to the limitations expressed below with respect to prior authorization, the Company shall reimburse the Service Provider for all reasonable expenses incurred by him in furtherance of the Company's business. The Service Provider shall, to the greatest extent possible, submit statements and receipts for all expenses claimed. The Service Provider acknowledges and agrees that the Company's obligation to reimburse those expenses is subject to the following limitations:

         (a) the Company will only reimburse the Service Provider for those expenses that the Company considers reasonable or to which the Company has granted prior authorization;

         (b) the Company will not be responsible for, and the Service Provider will be responsible for and pay expenses associated with the provision of office space and general office support services (e.g. staff, utilities, office equipment) that may be required by the Service Provider in connection with rendering the services to the Company; and

         (c) the Company will not be responsible for, and the Service Provider will be responsible for and will pay all costs of conducting the Service Provider's business, including but not limited to, the expense and responsibility for any applicable insurance or municipal, provincial or federal licenses, permits, taxes or assessments of any kind, and payment of all business and employment taxes including, but not limited to, income taxes, Canada Pension Plan and Employment Insurance Act contributions, and worker's compensation premiums.

4.       CONFIDENTIAL INFORMATION

4.1 The Service Provider shall keep all Confidential Information in confidence and not use or allow others to use any Confidential Information except for Company's benefit and, if the Service Provider is a corporation or other entity, the Service Provider shall use its best efforts to ensure that all of its employees, agents, directors and officers who become privy to the Confidential Information are bound by the terms of this section. In this Agreement, "Confidential Information" means all data, processes, formulations, analysis, methodologies and other information which is designated by Company as confidential or which would be reasonably understood to be confidential information based on the substance of the information and the circumstances under which it is conveyed, whether orally or in writing, except for any part of the Confidential Information which:


         (a) is or becomes publicly available other than as a result of a disclosure by Company;

         (b) is or becomes available to the Service Provider from a source (other than Company or its representatives) which, to the best of the Service Provider's knowledge after due inquiry, is not prohibited from disclosing such information to the Service Provider by a legal, contractual or fiduciary obligation; or

         (c) the Service Provider demonstrates was properly in the Service Provider's possession or control at the time of disclosure of that Confidential Information to it by the Company or its representatives.


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4.2      The Service Provider agrees that it shall not, before or after termination or expiry of this Agreement, remove any reports information, property, or any other material belonging to the Company, or any reproductions thereof, without the prior written permission of the Company's chairman.

4.3 The Service Provider acknowledges and agrees that, without prejudice to any and all rights of either party to this Agreement, an injunction may be the only effective remedy to protect a breach of the provisions of this section 4. This section 4 will survive the termination of this Agreement.

5.       TERMINATION OF AGREEMENT

5.1 This Agreement may be terminated by the Company with 30 day's advance notice to the Service Provider with full payment of the final 30 days being issued immediately to the Service Provider upon notice of termination.

5.2 The Service Provider may terminate this Agreement upon 30 days' notice to the Company. Upon such an event, the Company will issue full payment of the final 30 days within one week of notice of termination.

5.3 The Service Provider acknowledges and agrees that the Company may, at its option, terminate this Agreement immediately upon written notice to the Service Provider where:

         (a) the Service Provide has committed a material breach of the provisions of this Agreement, if such breach has not been cured to the Company's satisfaction within 5 days of the Service Provider being notified of such breach by the Company (For greater certainty and without limiting the foregoing, a breach by the Service Provider of any of Section 1.4, 1.5 or
                  7.1 will be deemed to be a material breach of this Agreement);

         (b) the Service Provider or any of its directors or officers has been convicted of an indictable criminal offence; or

         (c) the bankruptcy, insolvency of the Service Provider or if the Service Provider has a receiving order made against it, makes an assignment for the benefit of creditors or takes the benefit of any statute for the time being in force relating to bankrupt or insolvent debtors for the orderly payment of debts.

6.       RELATIONSHIP

6.1 The Service Provider is an independent contractor of the Company, and no party to this Agreement will make any representations or statements indicating or suggesting that any joint venture, partnership, or other such relationship exists between the Company and the Service Provider. The Company and the Service Provider will have no authority to assume or create obligations binding upon the other and will not take any action which may have the effect of creating the appearance of having such authority.

7.       COMPLIANCE WITH LAWS

7.1 The Service Provider shall comply with all applicable statutes, rules and regulations and the lawful requirements and directions of any governmental authority having jurisdiction with respect to the provision of his services.


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8.       MISCELLANEOUS

8.1 The provisions of the schedules attached to this Agreement form an integral part of this Agreement.

8.2 Any notice or other communication given under this Agreement shall be in writing and shall be deemed to have been given if personally delivered to a party hereto at its address appearing on the first page of this Agreement (or to such other address as one party provides to the other in a notice given according to this subsection). All notices and other communications shall be deemed to have been given and received on the first business day following its delivery as aforesaid.

8.3 The provisions of sections 4 of this Agreement shall survive the expiry or earlier termination of this Agreement.

8.4 Each provision of this Agreement is severable. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

         (a) the legality, validity or enforceability of the remaining provisions of this Agreement, or

         (b) the legality, validity or enforceability of that provision in any other jurisdiction except that if:

         (c) on the reasonable construction of this Agreement as a whole, the applicability of the other provision presumes the validity and enforceability of the particular provision, the other provision will be deemed also to be invalid or unenforceable; and

         (d) as a result of the determination by a court of competent jurisdiction that any part of this Agreement is unenforceable or invalid and, as a result of this Section 8.4, the basic intentions of the parties in this Agreement are entirely frustrated, the parties hereto will use all reasonable efforts to amend, supplement or otherwise vary this Agreement to confirm their mutual intention in entering into this Agreement.

8.5 This Agreement may not be assigned by either party hereto without the prior written consent of the other. This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

8.6 The laws of British Columbia and the laws of Canada applicable therein shall exclusively govern this Agreement.

8.7 This Agreement represents the entire agreement between the parties hereto and their respective principals and supersedes all prior agreements and understandings, whether written or oral, between the parties concerning the Service Provider's provision of services to the Company. This Agreement may not be amended or otherwise modified except by an instrument in writing signed by both parties.

8.8 This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which shall constitute one agreement. This Agreement may be delivered by fax.


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IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written notwithstanding its actual date of execution.


GRYPHON GOLD CORPORATION



Per: /s/ Albert Matter
     ----------------------------------------
     ALBERT MATTER, CHAIRMAN




THE KOTTMEIER RESOLUTION GROUP LTD.




Per: Not Legible
     ----------------------------------------
     KARL KOTTMEIER, DIRECTOR




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                                   SCHEDULE A

                               DETAILS OF RETAINER


The Service Provider shall provide the Company with his expertise and assistance, on a part time basis, in the following areas:

INVESTOR RELATIONS (including company information dissemination to interested parties, inquiry responses, assistance with company events, assistance with AGMs, advertising, etc.) In this regard, the Service Provider acknowledges and agrees that it is of principal importance to the Company that the Service Provider initiate contact with and introduce the Company to mining analysts, institutional and retail investors throughout North America and Europe.

GENERAL SHAREHOLDER RELATIONS (including responding to shareholder inquiries, proper disclosure, news release & update dissemination, assistance with other disclosure issues, etc.)

INVESTOR DATABASE DEVELOPMENT (creation and maintenance of an investor & shareholder database to be used for full, proper and timely disclosure)

CORPORATE CONSULTATION (including assistance with internal company matters, news release & reporting issues, possible finance issues, etc.)


The term of this Agreement will commence on June 1st, 2005 (the "Start Date") and, subject to the termination provisions of this Agreement, terminate on August 31st, 2006. The Company will pay a monthly fee in advance of services provided of CAD 3,750.00 to the Service Provider (plus 7% Goods and Services tax) for the period June, July & August, 2005, and unless otherwise delayed, CAD 7,500.00 for the period Sept. 2005 to August 31st, 2006.